                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       of

                              SCANTRON CORPORATION

          The date of incorporation of Scantron Corporation is October 16, 1987.

This Amended and Restated Certificate of Incorporation is being filed pursuant to Section 242 and Section 245 of the Delaware General Corporate Law.

          1. Name. The name of the corporation is Scantron Corporation (the

"Corporation").

          2. Address; Registered Office and Agent. The address of the

Corporation's registered office is Corporation Trust Center, 1209 Orange Street,

Wilmington, County of New Castle, Delaware 19801 and the name of its registered agent at such address is The Corporation Trust Company.

          3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General

Corporation Law.

          4. Number of Shares. The total number of shares of stock that the

Corporation shall have authority to issue is: Two Hundred (200), all of which shall be shares of Common Stock with $0.01 par value.

          5. Name and Mailing Address of Incorporator. The name and mailing address of the incorporator are: Anthony J. Bishop, c/o Sheppard, Mullin,

Richter & Hampton, 333 South Hope Street, 48th Floor, Los Angeles, CA 90071.

          6. Election of Directors. Unless and except to the extent that the

By-laws of the Corporation (the "By-laws") shall so require, the election of directors of the Corporation need not be by written ballot.

          7. Limitation of Liability. To the fullest extent permitted under the

General Corporation Law, as amended from time to time, no director of the

Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

          Any amendment, repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, repeal or modification.

          8. Indemnification.

               8.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation,

is or was serving at the request of the Corporation as a director, officer,

employee or agent of another corporation or of a partnership, joint venture,

trust, enterprise or nonprofit entity (an "Other Entity"), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably

incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof)

commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the "Board").

               8.2 Prepayment of Expenses. The Corporation shall pay the

expenses (including attorneys' fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

               8.3 Claims. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the

Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

               8.4 Nonexclusivity of Rights. The rights conferred on any Covered

Person by this Article 8 shall not be exclusive of any other rights that such

Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

               8.5 Other Sources. The Corporation's obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such Other Entity.

               8.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

               8.7 Other Indemnification and Prepayment of Expenses. This

Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

          9. Adoption, Amendment and/or Repeal of By-Laws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware,

the Board is expressly authorized to make, alter and repeal the By-laws, subject to the power of the stockholders of the Corporation to alter or repeal any

By-law whether adopted by them or otherwise.

          10. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in

this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights,

preferences and privileges of whatsoever nature conferred upon stockholders,

directors or any other persons whomsoever by and pursuant to this Certificate of

Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

          WITNESS the signature of this Amended and Restated Certificate of

Incorporation this 1st day of May, 2007.

                                            /s/ Edward P. Taibi
                                            ------------------------------------
                                            Edward P. Taibi
                                            Vice President and Assistant
                                            Secretary